EXHIBIT 6(i)


                                       IVY FUND

                                     ADDENDUM TO
                     AMENDED AND RESTATED DISTRIBUTION AGREEMENT

                              Ivy International Fund II
                     Class A, Class B, Class C and Class I Shares


               AGREEMENT made as of the twenty-ninth day of April, 1997, by and between Ivy Fund (the "Trust") and Ivy Mackenzie
          Distributors, Inc. ("IMDI")(formerly "Mackenzie Ivy Funds Distribution, Inc.").

               WHEREAS, the Trust is registered as an open-end investment company under the Investment Company Act of 1940, as amended, and consists of one or more separate investment portfolios, as may be designated from time to time; and

               WHEREAS, IMDI serves as the Trust's distributor pursuant to an Amended and Restated Distribution Agreement dated October 23, 1993 (the "Agreement"); and

               WHEREAS, the Trustees of the Trust, at a meeting held on April 29, 1997, duly approved an amendment to the Agreement to include the Class A, Class B, Class C and Class I shares (the "Shares") of Ivy International Fund II (the "Fund").

               WHEREAS, the Shares were established and designated by the Board of Trustees of the Trust by written consent made effective as of the date that the Registration Statement for the Fund was filed with the Securities and Exchange Commission in accordance with Rule 485(a)(2) under the Securities Act of 1933.

               NOW THEREFORE, the Trust and IMDI hereby agree as follows:

                    Effective as of May 12, 1997, the Agreement shall relate in all respects to the Shares, in addition to the classes of shares of the Funds and any other series of the Trust specifically identified in Paragraph 1 of the Agreement and any other Addenda thereto.





















               IN WITNESS WHEREOF, the Trust and IMDI have adopted this Addendum as of the date first set forth above.

                                   IVY FUND



                                   By:  _____________________________
                                        Keith J. Carlson, President

                                   IVY MACKENZIE DISTRIBUTORS, INC.



                                   By:  _____________________________
                                        Keith J. Carlson, President